Exhibit (h)(6)

AMENDMENT NO. 1 TO PFO/TREASURER SERVICES AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) to the PFO/Treasurer Services Agreement dated January 17, 2007, by and between ProShares Trust and Foreside Compliance Services, LLC (the “Agreement”), is hereby modified to delete reference to Simon Collier as Principal Financial Officer and Treasurer of ProShares Trust and modified to make non-specific reference to the individual who shall serve in such roles.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed as of the effective date set forth above:

PROSHARES TRUST		FORESIDE COMPLIANCE SERVICES, LLC

BY:	/s/ Louis Mayberg	BY:	/s/ David M. Whitaker
NAME: Louis Mayberg		NAME: David M. Whitaker
TITLE: President		TITLE: Vice President

DATE: 1/19/10		DATE: 1/28/10